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                                                                   EXHIBIT 23.01


The Board of Directors
Nematron Corporation:

We consent to incorporation by reference in the registration statements
(Numbers 333-1136, 333-1138, 333-1140, and 333-12379) on Form S-8 and in the
registration statements (Numbers 333-1314 and 333-15959) on Form S-3 of Nematron Corporation of our report dated December 13, 1996, relating to the consolidated balance sheet of Nematron Corporation as of September 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended September 30, 1995 and 1996, which report appears in the September 30, 1996, annual report on Form 10-KSB of Nematron Corporation.


                                                  KPMG Peat Marwick LLP

Detroit, Michigan
December 27, 1996